Exhibit 99.2
Safe Harbor for Forward Looking Statements
This document contains forward looking information based on the current expectations of Alcatel-Lucent and Motive. Because forward looking statements involve risks and uncertainties, actual results could differ materially. All statements other than statements of historical fact are statements that could be deemed forward looking statements, including the expected benefits and costs of the transaction, management plans relating to the transaction, the anticipated timing of filings and approvals relating to the transaction, the expected timing of the completion of the transaction, the ability to complete the transaction, any statements of the plans, strategies and objectives of future operations, and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected, risks related to the timing or ultimate completion of the transaction, that, prior to the completion of the transaction, Motive’s business may not perform as expected due to uncertainty; that the parties are unable to successfully implement integration strategies, and other risks that are described from time to time in the public filings of Alcatel-Lucent and Motive with the U.S. Securities and Exchange Commission.
The forward looking statements speak only as of the date of this document. Alcatel-Lucent and Motive expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements included in this document to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.
Important Additional Information
This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The tender offer described herein has not yet been commenced. The solicitation and the offer to buy shares of Motive common stock will only be pursuant to an offer to purchase, letter of transmittal and related materials that Alcatel-Lucent, or a subsidiary thereof, intends to file with the U.S. Securities and Exchange Commission. Motive intends to file with the U.S. Securities and Exchange Commission and mail to its stockholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the tender offer. When they are available, shareholders of Motive should read these materials carefully because they contain important information, including the terms and conditions of the tender offer. When they are available, shareholders will be able to obtain the offer to purchase, the letter of transmittal and related documents without charge from the U.S. Securities and Exchange Commission’s Website at www.sec.gov or from Motive’s Investor Relations department or the Investor Relations section of Motive’s website at http://ir.motive.com. Shareholders are urged to read carefully those materials when they become available prior to making any decisions with respect to the tender offer.

Alcatel-Lucent — Fonctions Centrales — Direction de la
Communication
Retranscription Fichier Audio
18 June 2008
The Acquisition of Motive
Luis MARTINEZ AMAGO
President, Fixed Access Division, Alcatel-Lucent
Hello. My name is Luis Martinez Amago. I am the President of the Fixed Access Division of Alcatel-Lucent. This division covers all fixed access technologies, digital subscriber line (DSL)

Retranscription Fichier Audio	Alcatel-Lucent — Fonctions Centrales — Direction de la Communication
GPON. It also hosts the home networking business, the Internet protocol television (IPTV) middleware. Upon completion of the deal, Motive will be integrated in the Fixed Access Division.
First of all, I would like to say that we are extremely excited in Alcatel-Lucent about this acquisition. Together, we are going to lead one of the most interesting areas of growth in our telecom industry. Why is that? With the increase of bandwidth in mobile and fixed networks, new types of services are appearing, with new types of terminals with different levels of complexities, either fixed or mobile, and this represents a new paradigm for our customers, the service providers. Today, they are moving ahead with this complexity, but it is far from being fixed. My opinion is that Motive has demonstrated in the past a really good vision about this segment, developing what it needs in order to manage the complexity of those terminals and the services associated with them. And together with our leadership in different areas of the market, you should know that we are number one in fixed access, DSL, very high speed digital subscriber line VDSL and GPON and that we are moving the focus also the home networking, we are leaders in IPTV and I think that with the combination of your skills and history and portfolio, together with our focus on this, home networking management and service management could be another area of leadership of our combined assets. I think that this represents a challenge — a challenge for our customers — but I believe that we have the right skills and the right portfolio to answer the questions they have.
However, the deal is not done. You know that our forecast is that the deal will be closed by the beginning of Q4. Until then, the message is to keep focused on the running business. We are going to be having meetings with most of you. We are going to have reviews in which we are going to see all the aspects of the business. Together, we are going to define how to integrate activities and how to move forward. We look forward to having these types of discussions and I promise to be with you very soon in Austin, where I will be pleased to take any questions. Some of these, I will be able to answer; some others, I am sure that we are going to find the answers to them. However, the important thing is to focus on the business. I think that this is the key message that I want to pass on and I am sure that we are going to show the market how Alcatel-Lucent, with the Motive assets, will live in this market.
Thank you and I will see you in Austin.
18 June 2008

2